EXHIBIT 99.1

Susan Wang to Retire from Solectron

In Planned Transition

For Immediate Release: Jan. 23, 2002

Milpitas, Calif. -- Solectron Corporation (NYSE: SLR), a leading provider of electronics manufacturing and supply-chain services, said today that long-time senior executive and corporate officer Susan Wang has announced her intention to retire after 18 years with the company.

In her current role as executive vice president of corporate development, Wang is responsible for the company's business development and merger-and-acquisition activity. She is also Solectron's corporate secretary. As part of a planned transition, Wang's business development duties will transfer to Kiran Patel, executive vice president and chief financial officer. The corporate secretary functions will be assumed by Phil Fok, senior vice president and chief administrative officer.

Wang joined Solectron in 1984 as a finance manager, and has held several key leadership positions. She was promoted to vice president of finance and chief financial officer in 1986, became a senior vice president in 1990 and has served as corporate secretary since 1992.

During her tenure, Wang has played a central role in the company's development and success. She oversaw Solectron's initial public offering in 1989, and helped lead the company's rapid growth and emergence as the world's leading electronics manufacturing services provider over the last decade.

"It is difficult to overstate Susan's contribution to the success of our company," said Koichi Nishimura, Solectron chairman, president and chief executive officer. "Over the years, we have relied on and benefited from her tremendous leadership in helping build an enterprise dedicated to providing value to customers, shareholders, associates and suppliers. We respect her decision to move into a new phase of her life, and we wish her well."

Wang is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the Financial Executives Institute. She is a past chair of the Financial Executives Research Foundation and a past member of the Santa Clara County (Calif.) YWCA advisory board. In 1995, she received the YWCA's Top Women in Industry Award, and that same year the San Francisco Chronicle named her one of the Bay Area's most powerful corporate women.

Before joining Solectron, Wang held financial and managerial positions with Xerox Corporation and Westvaco Corporation. She began her career with Price Waterhouse & Co. in New York. Wang, a certified public accountant, earned a master of business administration degree from the University of Connecticut and a bachelor's degree in accounting from the University of Texas.

About Solectron
Solectron (www.solectron.com) provides a full range of global manufacturing and supply-chain management services to the world's premier high-tech electronics companies. Solectron's offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. Solectron, the first two-time winner of the Malcolm Baldrige National Quality Award, has a full range of industry-leading capabilities on five continents. The company, based in Milpitas, Calif., had fiscal 2001 sales of $18.7 billion.

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